Exhibit 10.1

APX Group, Inc.

4931 North 300 West

Provo, Utah 84604

[Date]

[Name]

[Address]

Dear [Name]:

It is a pleasure to welcome you to the board of directors of APX Group, Inc. (the “Company”).

As a member of the board of directors of the Company (and of the boards of directors of any of our subsidiaries or direct or indirect parent entities to which you may be appointed from time to time, collectively, the “Boards”), the terms of your service will be as follows:

Annual Retainer:	The equivalent of $150,000 per year, payable on a basis no less frequently than in quarterly installments in arrears.

Start Date:	[Date]

Bonus:	You will not be eligible for a bonus.

Benefits:	You will not be entitled to participate in the Company’s (or any of its affiliates’) employee benefit plans. You will participate in the Company’s standard directors’ and officers’ insurance and indemnity policies.

Term:

At-Will

You understand that your services on the Boards will be terminable “at will,” which means you may resign from the Boards at any time for any reason, on written notice to the Company, and that the equityholders of the Company (or the applicable parent entity) may terminate your services on the applicable Boards at any time with or without cause at any time by written notice to you. Should such a termination occur, all income and grants not vested, but identified in this offer letter or any of the other documents that may be provided, will immediately cease as of the day of separation, except as otherwise provided by applicable law or plan document. As set forth herein, the at-will status of your services cannot be changed except in a written document signed by you and the Company (or the applicable parent entity).

This offer is contingent upon your acceptance of the terms of the offer set forth herein by signing the attached Acknowledgment.

If you accept engagement with the Company, federal law requires you to produce documents establishing your identity and work authorization. The Company cannot legally engage you to provide services if you do not produce such verification.

If you agree with the terms and conditions set forth in this offer letter, please indicate your acceptance by signing the Acknowledgment and Acceptance Letter and returning the original to me at:

4931 North 300 West

Provo, Utah 84604.

We look forward to having you become an integral part of our Company’s strategy in your new position and believe you will find this new opportunity rewarding and a great way to make a difference for the Company.

Should you have any questions, please do not hesitate to contact me.

Sincerely,

[Name] [Title] APX Group, Inc.

ACKNOWLEDGEMENT AND ACCEPTANCE

OF

OFFER LETTER

I, [Name], hereby acknowledge acceptance of the offer as outlined in the attached offer letter dated [Date] from APX Group, Inc., and accept engagement under the terms and conditions set therein.

[Name]	Date